Exhibit 99.1

PNM Earnings Nearly Triple Over Same Quarter Last Year

ALBUQUERQUE, N.M. July 17, 2001 - PNM, Public Service Company of New Mexico (NYSE:PNM) today reported net earnings for the three months ended June 30, 2001, of $49.6 million, or $1.24 per share of common stock (diluted). In the comparable three months in 2000, earnings were $18.0 million, or $0.45 per diluted share. Operating revenues for the quarter totaled $666.1 million, more than doubling from the $329.0 million of the previous year.

PNM net earnings for the first six months of 2001 totaled $113.1 million, or $2.84 per diluted share, up from net earnings of $39.9 million, or $1.00 per diluted share, in the comparable period last year.

Earnings for the quarter and first six months of 2001 benefited from continued strong energy demand in the Western U.S., according to PNM Chairman, President and Chief Executive Officer Jeff Sterba.

"Over the past 18 months, our power marketing people have demonstrated their ability to adapt successfully to the demands of a rapidly changing market," Sterba said. The latest change in market dynamics was initiated by the Federal Energy Regulatory Commission (FERC) June 19 order capping wholesale power prices in the region, Sterba noted.

"It is still too early to fully quantify the impact of that order on PNM revenues and earnings going forward, " Sterba said. "Nevertheless, for the full year 2001, PNM earnings are expected to be between $4.25 and $4.50 per share. We continue to believe that, underlying our recent exceptionally strong results, this company can produce sustainable earnings beginning in 2002 in the range of $3.50 per share annually."

Included in PNM second quarter results is an unrealized loss of $27.3 million, or $0.41 per diluted share, reflecting the reduced current market value of trading contracts held by the company's power marketing business.

Second quarter earnings were also reduced by a charge of $3.6 million, or $0.06 per diluted share, related to the company's proposed transaction with Western Resources. PNM net earnings excluding those charges were $1.30 per diluted share. Other non-recurring items affecting second quarter results reduced earnings by approximately $18.0 million, or $0.27 per diluted share. These non-recurring charges include the write-off of certain non-recoverable coal mine decommissioning costs and donations to the PNM Foundation. Ongoing earnings were $1.57 per diluted share for the second quarter 2001 and $3.21 per diluted share for the year to date. There were no non-recurring items recorded during the first and second quarters of 2000.

Retail electric revenues totaled approximately $128.6 million for the quarter and $254.9 million for the six months ended June 30, compared to $125.4 million in the second quarter of 2000 and $246.8 million in the first half of 2000. PNM believes it has adequate generation resources with a sufficient reserve margin to serve its jurisdictional customers.

Retail electric sales in the first six months of 2001 totaled almost 3.5 million megawatt hours, up 3.3 percent from the comparable period last year. Wholesale sales for the six months ended June 30, 2001, totaled 6.3 million megawatt hours, unchanged from the comparable period in the previous year.

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

Gross margin (operating revenues less fuel and purchased power expenses) increased $83.5 million, or 56.5 percent, in the second quarter compared to the same period last year. Non-fuel operations and maintenance expenses increased $7.4 million, or 8.8 percent for the quarter, including increased pension costs of $5.0 million, relating to lower than expected investment returns.

PNM is a combined electric and gas utility serving approximately 1.3 million people in New Mexico. The company also sells power on the wholesale market in the Western U.S. PNM stock is traded primarily on the NYSE under the symbol PNM.


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

                            Exhibit 99.1 (continued)

                                           PUBLIC SERVICE COMPANY OF NEW MEXICO & SUBSIDIARIES
                                                    CONSOLIDATED STATEMENT OF EARNINGS
                                                               (Unaudited)

                                                    Three Months Ended            Six Months Ended          Twelve Months Ended
                                                          June 30                      June 30                     June 30
                                              --------------------------------------------------------------------------------------
                                                    2001           2000           2001         2000          2001         2000
                                              --------------------------------------------------------------------------------------
                                                                     (In thousands except per share amounts)
Operating Revenues:
Utility ........................................    $223,629     $184,833       $550,087     $405,477     $1,003,999       $780,341
Generation and Trading .........................     524,758      221,911      1,015,923      398,208      1,692,893        803,601
Unregulated ....................................       1,277        1,343          1,277        1,692          1,743          6,847
Intersegment eliminations ......................     (83,573)     (79,046)      (164,666)    (155,045)      (335,072)      (317,103)
                                                -----------------------------------------------------------------------------------
Total operating revenues .......................     666,091      329,041      1,402,621      650,332      2,363,563      1,273,686
                                                -----------------------------------------------------------------------------------
Operating Expenses:
Cost of energy sold ............................     433,841      180,394        930,939      348,117      1,532,702        661,706
Operation and maintenance expenses .............      91,726       84,263        181,516      167,382        361,626        349,959
Depreciation and amortization ..................      23,929       22,633         48,148       46,642         94,565         92,877
Taxes, other than income taxes .................       7,839        8,465         15,056       16,131         33,330         32,046
Income taxes, net ..............................      28,209        5,632         69,115       13,459        109,619         22,733
                                                -----------------------------------------------------------------------------------
Total operating expenses .......................     585,544      301,387      1,244,774      591,731      2,131,842      1,159,321
                                                -----------------------------------------------------------------------------------
Operating income ...............................      80,547       27,654        157,847       58,601        231,721        114,365
                                                -----------------------------------------------------------------------------------
Other Income and Deductions, Net of Tax ........     (14,588)       6,753        (11,954)      14,258          7,702         32,048
                                                -----------------------------------------------------------------------------------
Income before interest charges .................      65,959       34,407        145,893       72,859        239,423        146,413
Net Interest Charges ...........................      16,362       16,421         32,744       32,921         65,265         68,163
                                                -----------------------------------------------------------------------------------
Net Earnings ...................................      49,597       17,986        113,149       39,938        174,158         78,250
Preferred Stock Dividend Requirements ..........         147          147            293          293            586            586
                                                -----------------------------------------------------------------------------------
Net Earnings Applicable to Common Stock ........     $49,450      $17,839       $112,856      $39,645       $173,572        $77,664
                                                ===================================================================================

Earnings Per Share of Common Stock (Basic) .....       $1.26        $0.45          $2.89        $1.00          $4.43          $1.93
                                                ===================================================================================
Average Shares Outstanding (Basic) .............      39,118       39,536         39,118       39,754         39,171         40,266
                                                ===================================================================================

Earnings Per Share of Common Stock (Diluted) ...       $1.24        $0.45          $2.84        $1.00          $4.37          $1.93
                                                ===================================================================================
Average Shares Outstanding (Diluted) ...........      39,966       39,597         39,782       39,799         39,704         40,321
                                                ===================================================================================

Dividends Paid Per Share of Common Stock .......       $0.20        $0.20          $0.40        $0.40          $0.80          $0.80
                                                ===================================================================================


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